CONSENT OF PROSPECTIVE DIRECTOR

I hereby consent to be named in the Prospectus/Proxy Statement of The Colonial Group, Inc. and New LFC, Inc. (to be renamed Liberty Financial Companies, Inc.) ("LFC") as a prospective director of LFC, and to all references to me included in the LFC's Registration Statement on Form S-4 and all amendments thereto.

Dated: January 31, 1995

[signature of Kenneth R. Leibler]
Kenneth R. Leibler